Exhibit 3.3

CERTIFICATE OF CORPORATE DOMESTICATION

OF

PETRO RIVER OIL CORP.

Petro River Oil Corp., a corporation organized under the laws of the Province of Alberta, Canada (the “Non-U.S. Corporation”), in order to domesticate as a Delaware corporation (the “Corporation”) pursuant to Section 388 of the Delaware General Corporation Law (the “DGCL”), 8 Del. C. § 388, DOES HEREBY CERTIFY:

1.        The Non-U.S. Corporation was first incorporated in the Province of British Columbia, Canada on February 8, 2000. Effective February 12, 2008, the Non-U.S. Corporation was continued into the Province of Alberta, Canada, which jurisdiction constituted the seat, siege social, or principal place of business or central administration of the Non-U.S. Corporation or any other equivalent thereto under applicable law, immediately prior to the filing of this certificate of corporate domestication (this “Certificate”).

2.         The name of the Non-U.S. Corporation on the date of its original incorporation was Brockton Capital Corp. Prior to its continuation to Alberta, the Non-U.S. Corporation changed its name to MegaWest Energy Corp. Its name was thereafter changed to Gravis Oil Corporation on June 20, 2011 and to Petro River Oil Corp. immediately prior to the filing of this Certificate and Petro River Oil Corp. is the current name of the non-U.S. Corporation.

3.         The name of the Corporation as set forth in its certificate of incorporation being filed contemporaneously herewith is Petro River Oil Corp.

4.         The domestication has been approved on behalf of the Non-U.S. Corporation in the manner provided for by the Business Corporations Act (Alberta), R.S.A. 2000 c.B-9.

IN WITNESS WHEREOF, the Non-U.S. Corporation has caused this Certificate to be executed by a person authorized to do so on behalf of the Non-U.S. Corporation as of this 7th day of September, 2012.

PETRO RIVER OIL CORP.

By:	/s/PatrickMcCarron

Name:	Patrick McCarron
Title:	Vice President, Operations